Exhibit 10.14

SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

Agreement #LIC19050

This Second Amendment is made and entered into on the 17th day of April, 2023 (“Effective Date”), by and between the UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC. (hereinafter referred to as “Licensor”), a corporation not for profit under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida pursuant to section 1004.28 Florida Statutes, and Alzamend Neuro, Inc., classified as a corporation organized and existing under the laws of Delaware (hereinafter referred to as “Licensee”).

WHEREAS, on November 1, 2019, Licensor and Licensee entered into a license agreement relating to the utilization of Patent Rights (“License Agreement”) associated with USF Technology referenced as 12B100_Shytle;

WHEREAS, a First Amendment to the License Agreement was made effective March 30, 2021; and

WHEREAS, Licensor and Licensee desire to amend the License Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Capitalized terms in this Second Amendment shall have the same meaning as set forth in the License Agreement, unless defined otherwise in this Second Amendment. All other terms and conditions of the License Agreement shall continue in full force and effect. This Second Amendment, together with the License Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior and/or contemporaneous agreement(s), understanding(s) and/or negotiation(s).

1.	Section 1, Definitions, adding the following:

1.13	“First Commercial Sale” means the first commercial sale, lease or other transfer, practice or disposition of any Licensed Product or Licensed Process for value, in any country by Licensee or by a Sublicensee to a third party that is not a Licensee Affiliate or a Sublicensee.

2.	Section 4.4.1 is deleted in its entirety and replaced with the following:

Licensee will pay to Licensor minimum annual royalty payments beginning in the calendar year in which the First Commercial Sale occurs as follows:

Payment	Year

$20,000.00	1st anniversary of the First Commercial Sale

$40,000.00	2nd anniversary of the First Commercial Sale

$50,000.00	3rd anniversary of the First Commercial Sale; and every year thereafter for the term of this Agreement.

The minimum royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The minimum royalty for a given year shall be due in advance and shall be paid in quarterly installments on March 31, June 30, September 30, and December 31 for the following quarter. Any minimum royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the minimum royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due Licensor for other than the same calendar year in which the royalties were earned.

3.	Section 4.4.2 is deleted in its entirety and replace with the following:

In addition to all other payments required under this Agreement Licensee agrees to pay Licensor milestone payments as follows:

Payment	Event

$1,000,000.00	Upon first patient treated in a Phase III Clinical Trial

$8,000,000	Upon FDA approval

Licensee is entering into multiple license agreements with Licensor related to USF Technology 12B100. For the avoidance of doubt, it is understood and agreed that only one of each such milestone payments shall be payable as between LIC19050 and LIC19051.

Sublicenses. In respect to Sublicenses granted by Licensee under 2.2.1 above, Licensee shall pay to Licensor an amount equal to what Licensee would have been required to pay to Licensor had Licensee sold the amount of Licensed Product or Licensed Process sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, milestone payments, or other payments arising from the Sublicense, and such payments are not earned royalties as defined in Section 4.3 above, then Licensee shall pay Licensor fifty percent (50%) of such payments within thirty (30) days of receipt thereof. Such payments shall not be allocated, off-set or otherwise reduced as a result of including rights other than those licensed hereunder in such permitted written Sublicense. Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration arising from any Sublicense under this Agreement without the express prior written permission of Licensor.

IN WITNESS WHEREOF, each of the parties hereto have caused this First Amendment to be executed on its behalf as of the Effective Date written above.

UNIVERSITY OF SOUTH FLORIDA RESEARCH FOUNDATION, INC.	ALZAMEND NEURO, INC.

Michele Tyrpak, J.D.	Stephan Jackman
Director, USF Technology Transfer Office	CEO

Date:	Date: